Exhibit 99.1

Contact:	David Benck
Senior Vice President and General Counsel
(205) 942-4292

HIBBETT ANNOUNCES NOMINATION OF JAMERE JACKSON
FOR ELECTION TO ITS BOARD OF DIRECTORS

CURRENT DIRECTOR RALPH T. PARKS TO RETIRE FROM HIBBETT
AT 2020 ANNUAL MEETING OF STOCKHOLDERS

BIRMINGHAM, AL (April 27, 2020)—Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic specialty retailer, announced the nomination of Mr. Jamere Jackson for election as a Class III Director at the Company’s 2020 Annual Meeting of Stockholders on May 28, 2020. Current Class III Director, Ralph T. Parks, is retiring from service on the Board of Directors and is not standing for re-election at the Annual Meeting in accordance with the Board’s Director tenure policy.

Mr. Jackson is the Chief Financial Officer of Hertz Global Holdings Inc. (NYSE: HRI), a multi-billion dollar global rental car and fleet leasing company. He also serves on the Board of Directors of pharmaceutical giant Eli Lilly & Company (NYSE: LLY), where he is Chair of the Audit Committee and a member of the Finance Committee. Prior to joining Hertz, Jackson was Chief Financial Officer of Nielsen Holdings plc (NYSE: NLSN). Mr. Jackson has very diverse business experience as he spent nearly 10 years at General Electric (NYSE: GE) in a variety of financial leadership roles in GE Corporate, GE Aviation and GE Oil and Gas and held several roles in finance, strategic planning, mergers and acquisitions, and strategic planning at Procter & Gamble (NYSE: PG) and Yum Brands (Pizza Hut) (NYSE: YUM). Mr. Jackson received his undergraduate degree in finance and business economics from the University of Notre Dame in 1990 and is a Certified Public Accountant.

Anthony F. Crudele, Chairman of the Board, stated, “I look forward to welcoming Mr. Jackson to the Hibbett Board of Directors and the experience he will bring to our Board. His CFO experience at publicly traded companies, as well as service as a Board member of a publicly traded company, will add expertise in areas of finance, strategic planning, processes, metrics and data analytics. As a former college athlete and sports enthusiast, he has a unique insight into our team sports merchandise assortment and a strong understanding of our key customer segments. Upon his election, we believe that he will strengthen the overall capabilities of our Board of Directors as we continue to reinforce our Board’s technical and diverse skill sets.”

Mr. Crudele continued, “I would also like to thank Mr. Ralph Parks for his long-tenured service on the Board. Not only has he provided a guiding hand to Hibbett Sports for 18 years, but has also been an icon in the sporting goods industry, having been inducted into the Sporting Goods Industry Hall of Fame in May 2000. Joining the Company in May 2002 and leading as our Compensation Committee Chairman from 2005 to 2017, his distinguished service has been invaluable to us, and we wish him nothing but the best in his retirement.”

Commenting on his nomination, Mr. Jackson stated, “I look forward to the opportunity to work with the Hibbett team. My business experience is very diverse, and I am confident that I can utilize this diversity to assist Hibbett in their growth strategies. I have been a customer of Hibbett Sports, and I consider their operating model to be one of the most efficient models in today’s retail environment. As a former athlete, I look forward to being part of one of the country’s leading athletic inspired retailers.”

About Hibbett Sports

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with approximately 1,100 stores under the Hibbett Sports and City Gear brands, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan Brand, Adidas and Under Armour. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com. Follow us @hibbettsports and @citygear.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Hibbett Sports, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “HIBB,” “Hibbett Sports,” “the Company,” “we,” “us” or “our” refer to Hibbett Sports, Inc., or one or more of its subsidiaries or affiliates, as applicable.

End of Exhibit 99.1